FOR RELEASE                                        CONTACT: Michael H. Magusiak
October 15, 2003                                            President
3:05 p.m. Central Time                                      (972) 258-5509


                        CEC ENTERTAINMENT, INC. ANNOUNCES
                        SETTLEMENT OF PENDING LITIGATION

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE: "CEC") announced today that it has reached a settlement in the class action wage and hour lawsuit entitled Freddy Gavarette, et al. v. CEC Entertainment, Inc. dba Chuck E. Cheese's, et al, filed in the Superior Court of the State of California on June 2, 2000 in the County of Los Angeles. The settlement, which is subject to court approval, provides that CEC will pay up to $4,250,000 to eligible class members. The settlement payment will also be used to pay the plaintiffs' attorneys fees and costs, and costs to a third party administrator, as well as applicable employer payroll taxes.

Mike Magusiak, President said "Recent developments in the case caused us to conclude that it was in the Company's best interest to settle the lawsuit at this time. While we deny all liability, the Company has agreed to the settlement in order to resolve all of the plaintiff's claims without engaging in protracted litigation. As a result of the settlement, the Company reported a charge of $4,250,000 in the third quarter of 2003. The Company does not expect a material effect on future earnings as a result of the settlement. It is best to get this behind us and focus on growing our business."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, school holidays, commodity, insurance and labor costs.

CEC Entertainment, Inc. operates a system of 455 Chuck E. Cheese's restaurants in 47 states, of which 404 are owned and operated by the Company.

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